Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to the Employment Agreement effective January 29, 2018 (the “Amendment”) modifies the Employment Agreement (the “Agreement”) by and between Famous Dave’s of America, Inc., a Minnesota Corporation (the “Company”), and Jeffery Crivello (“Executive”) effective November 14, 2017.  This Amendment is made in accordance with Section 9(c) of the Agreement.  All of the capitalized terms not otherwise defined in this Amendment have the same respective meanings as contained in the Agreement.  The provisions of the Agreement that are not modified by this Amendment shall remain in full force and effect pursuant to their terms.

1.             Bonus.  The Bonus provision in Section 3(b) of the Agreement is deleted in its entirety and replaced with the following provision:

Bonus:  Executive shall be eligible to receive a bonus payable in shares of the Company’s common stock (“Common Stock”) (each a “Bonus”) set forth on the second column of the table below the first time during the Employment Term that the volume weighted average price of the Company’s Common Stock (“VWAP”), over a thirty (30) calendar day period, is equal to or exceeds the VWAP Target set forth on the first column in the table below.

VWAP Target	Bonus (in Shares of Common Stock)
$5.00	5,000
$6.00	10,000
$7.00	10,000
$8.00	12,500
$9.00	12,500
$10.00	15,000
$11.00	15,000
$12.00	20,000
$13.00	20,000
$14.00	25,000
$15.00	25,000

The Bonus Common Stock shall be granted pursuant to and governed by the terms of the Company’s 2015 Equity Incentive Plan, as amended from time to time (the “Plan”).  If Executive believes that a VWAP Target has been achieved, he shall submit to the Compensation Committee of the Board (the “Committee”) a written notice thereof (each a “VWAP Notice”).  The Committee shall have thirty (30) days from receipt of a VWAP Notice to review the Common Stock prices for the period in question and determine whether (i) Executive is entitled to a Bonus or (ii) whether it disagrees with Executive’s analysis.  If the Committee agrees that Executive is entitled to a Bonus, the Company shall issue Executive the Bonus within thirty (30) days of the expiration of the thirty (30) day review process.  This equity grant will be immediately and fully vested.  If the Committee disagrees that Executive is entitled to a Bonus, the Committee shall provide the Executive with its analysis of why no Bonus is due within thirty (30) days of the expiration of the thirty (30) day review process.  If the Company is sold, merged or otherwise acquired, the value placed on each share of the Company will be used in this analysis, and the above mentioned VWAP calculation will be waived.  Notwithstanding the foregoing, the Committee shall have no obligation to issue the shares of Common Stock to Executive if no shares of Common Stock are available to be granted under a shareholder approved equity compensation plan at the time the Bonus is earned.  If this occurs, Executive shall be paid cash equal to the number of shares of common stock otherwise entitled to be received times the applicable VWAP Target. The cash payment will be made at the time the Bonus is earned and is in lieu of the Bonus of shares of Common Stock. The Bonus or the cash payment will be subject to all applicable payroll taxes and withholdings as required by law.

IN WITNESS WHEREOF, the parties have executed this Amendment to be effective as of the day and year first above written.

FAMOUS DAVE’S OF AMERICA, INC.		EXECUTIVE

By:	/s/ Dexter Newman	/s/ Jeffery Crivello
Jeffery Crivello
Name:	Dexter Newman

Title:	Chief Financial Officer